Exhibit 99.1

FDA ADVISORY COMMITTEE VOTES THAT EFFICACY RESULTS OF

CEMPRA’S SOLITHROMYCIN OUTWEIGH RISKS FOR COMMUNITY-

ACQUIRED BACTERIAL PNEUMONIA

—FDA PDUFA dates December 27 & 28, 2016—

CHAPEL HILL, N.C. – November 4, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the majority of the U.S. Food and Drug Administration (FDA) Antimicrobial Drugs Advisory Committee (AMDAC) voted (7-6) that efficacy results of Cempra’s solithromycin outweigh the risks for the treatment of community-acquired bacterial pneumonia (CABP).

Members of AMDAC voted unanimously (13-0) that there was substantial evidence of the efficacy of solithromycin for CABP. The committee also voted (12-1) that the risk of hepatotoxicity with solithromycin had not been adequately characterized and discussed a variety of potential approaches to further characterize the existing liver safety information on solithromycin.

“We appreciate the meaningful discussion from today’s panel. Their supportive view and thoughtful comments on approaches to ensuring appropriate use are consistent with Cempra’s commitment to make solithromycin available to the right patients for a five to seven day course of an oral and/or IV macrolide as monotherapy for CABP,” said Prabhavathi Fernandes Ph.D., president and chief executive officer of Cempra.

“Antibiotic resistance is reaching alarming rates across the globe. In the U.S. alone, pneumonia is the leading cause of death due to infectious disease and rates of pneumococcal resistance to current macrolides for the treatment of CABP can exceed 50 percent. We believe solithromycin has the potential to offer patients and physicians an important new treatment option and we look forward to continuing to work with the FDA as it completes its review,” Fernandes added.

The target date for the FDA to take action under the Prescription Drug User Fee Act (PDUFA) is December 27 and 28, 2016 for the oral and IV filings, respectively.

The FDA is not bound by the Advisory Committee’s guidance, but takes its advice into consideration when reviewing investigational medicines. If approved, solithromycin would be the first new macrolide antibiotic with an oral and IV formulation in over 20 years.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide which has activity against most macrolide-resistant CABP pathogens. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against community-acquired methicillin resistant S. aureus (CA-MRSA), streptococci, haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is eight to 16 times more potent than azithromycin against many bacteria and is active against azithromycin-resistant strains. The activity of solithromycin against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to the single binding site of first and second generation macrolides.

About Community-Acquired Bacterial Pneumonia

Community-acquired bacterial pneumonia (CABP) is the number one cause of death from an infection, particularly in the very young and in the elderly. CABP is one of the most commonly diagnosed bacterial infections in the U.S. with five to 10 million cases per year. Although many strains of the primary CABP pathogen, Streptococcus pneumoniae, are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed antibacterial drugs for CABP in both hospital and community settings. Due to the rising threat of microbial resistance, along with concerns over antibiotic tolerability and impact on intestinal microflora, new CABP treatments are needed. Antibiotic resistance is a complex, emerging problem globally with potentially devastating consequences for public health.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin has been successfully evaluated in two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and applications for approval for both intravenous and oral capsule formulations have been accepted for review by the FDA and the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Fusidic acid is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; results of our pre-clinical studies and clinical trials are not predictive of results from subsequent clinical trials for any possible therapy; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and fusidic acid; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and fusidic acid; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contact:

John Bluth

Cempra, Inc.

+1 984 209 4534

jbluth@cempra.com

Investor Contact:

Robert Uhl

Westwicke Partners, LLC

+1 858 356 5932

robert.uhl@westwicke.com

Media Contact:

Melyssa Weible

Elixir Health PR

+1 201 723 5805

mweible@elixirhealthpr.com